UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2015

IEG HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	333-200918	90-1069184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6160 West Tropicana Ave., Suite E-13, Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 227-5626

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 21, 2015, IEG Holdings Corporation (the “Company”), through certain of its wholly owned subsidiaries, paid an aggregate of $1,676,954.22, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG Investment Holdings, LLC (“BFG”) and certain wholly owned subsidiaries of the Company. As a result, as of August 21, 2015, there was no balance under the Loan Agreement. The Loan Agreement continues in effect, but as previously disclosed, effective July 15, 2015, BFG converted the credit facility created under the Loan Agreement to a term loan. The Loan Agreement is subject to a net profit interest under which the Company will pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full. Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of an approved refinance event, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans. If the refinance event shall be approved by BFG and occur as set forth in the Loan Agreement, the Net Profit percentage shall be reduced to 10%. The Net Profit arrangement can be terminated by the Company upon a payment of $3,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEG HOLDINGS CORPORATION

Date: August 25, 2015	By:	/s/ Paul Mathieson
	Name:	Paul Mathieson
	Title:	President and Chief Executive Officer